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                                                                    EXHIBIT 99.2

                    SECOND QUARTER 2006 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                 AUGUST 15, 2006

Thank you, Lisa.

     Good morning, everyone. Welcome to our second quarter 2006 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

     Following my normal protocol, I will start our conversation this morning with some brief comments expanding on our press release. Following my comments, we will open the call for your questions.

     I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

     First, I would like to explain the need to reschedule our release and conference call. We realize that delays in reporting can create nervousness and speculation and we did not take our decision to postpone our release lightly.

     Some of you may have noticed that our originally scheduled release date was several days later than our normal timing. We had selected that later date knowing that our system conversions were lengthening the time necessary to close our books. Unfortunately, it just took longer than expected, and we did not want to compromise accuracy in order to be timely.

     Between April 1st and August 1st, we have brought approximately 50-60% of our total business up on our new global ERP system. It is a very large undertaking, given the scope of the applications we are converting, and we believe the change-overs are going well. Many of you know Pat Walsh, our Director of Investor Relations. I believe she described the situation best with this analogy. In today's age, most of us are accustomed to using Microsoft Office products and have experienced our own drop off in productivity when adopting a newer version of those applications. Our difficulties have been like that - just with a vastly more complex system. It simply takes time for people to become more proficient with the new tools.

     This does complete our go-lives scheduled for this calendar year and we expect that next quarter our collective knowledge of the system will allow us to be more timely with respect to our reporting.

     Now for our second quarter results. Like the first quarter, our profit improvement activities yielded results while the challenge of commodity costs, currencies and, in some cases, customer pricing provided headwinds. Reported results for the second quarter 2006 amounted to net

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income of $33.7 million dollars or $1.82 cents per share, compared to a net loss of $122.5 million dollars or $6.63 cents per share in the second quarter of 2005. This very large improvement of $156.2 million dollars is primarily due to a net of tax gain of $63.3 million dollars from the sale of Little Giant Pump Company and the non-recurrence of a $108 million dollar after-tax goodwill impairment recognized last year. The gain on the sale of Little Giant is included in Income from Discontinued Operations, along with the results of its operations through April 21, 2006 and allocated interest and taxes.

     When looking at continuing operations, reported operating losses were reduced from $120.1 million dollars in the second quarter of 2005 to $25.3 million dollars in 2006. This improvement was mostly driven by the lower restructuring and impairment charges, but also reflects reduced losses in the Engine & Power Train Group, offset by the declines in the results of the Compressor and Electrical Components groups.

     With respect to tax expense, we discussed last quarter how allocations between line items creates a tax benefit from continuing operations. With respect to modeling the rest of the year, we expect the remainder of the year to show a similar effective rate of benefit from continuing operations. However, it is subject to change to the extent the relative profitability between our taxing jurisdictions varies from expectation.

     While we continue to be pleased with the progress of our profit improvement initiatives, we are not getting any relief from those external factors that have been putting the squeeze on us --- namely the cost of copper and foreign currency rates. As you know, the cost of copper, a key input into both motors and compressors, is up approximately 60% from the beginning of the year and 133% from the beginning of 2005. And with respect to foreign currency, our primary exposure is the Brazilian Real, which, on average, was 12% stronger versus the dollar during the second quarter of 2006 versus 2005.

     Consolidated sales for the quarter amounted to $456.3 million dollars, up 5.4% from last year's second quarter sales of $432.8 million dollars. The effects of foreign currency translation increased sales by $10.9 million dollars. Net of these effects of currency translation, sales increased by 2.9%. The increase was due to higher sales in the Compressor and Electrical Components groups, partially offset by the lower sales in the Engine & Power Train segment.

     With this as an overview, I now will address our respective business segments in more detail, starting with the Compressor segment. Excluding the effects of foreign currency translation of $10.3 million dollars, sales increased by $15.4 million dollars or 6.2% for the quarter. What has amounted to the hottest first half of the year on record helped push aftermarket sales higher during the quarter.

     Compressor segment operating results, however, amounted to a loss of $3.8 million dollars in the quarter versus income of $7.4 million dollars a year ago. While several factors contributed to the decline, foreign currency rates were a major factor accounting for approximately $10.3 million dollars of the change. The big impact this quarter versus the first quarter was the impact of our hedging activities. The first quarter benefited from expiration of very favorable contracts versus those expiring in the second quarter when compared to previous years. While still a

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positive contribution, they did not generate the same magnitude of gains and, therefore, did not fully offset the effects of the strengthening Real.

     Our outlook for the Compressor Group for the remainder of 2006 is consistent with that expressed during our last call and is based upon an expectation that currency and commodity conditions will not appreciably improve. Under these current conditions, we are expecting Compressor Group earnings to lag results of the prior year. The extent to which they lag will depend on the Company's ability to manage the wildly escalating cost of commodities, particularly copper, which as I indicated earlier, is currently 133% more expensive than the beginning of 2005 and 60% since the beginning of 2006. In response, the Company implemented price increases to our customers that began to take effect during June. The adequacy of those price increases will ultimately depend on the future cost of copper and other material inputs.

     Moving to the Electrical Components Group - for the quarter, the Group reported sales of $106.9 million dollars, a 4.4% increase over last year. The change in sales reflects a robust HVAC market, offset by a lower automotive market.

     Electrical Components operating results for the quarter was a loss of $1.7 million dollars compared to a profit of $200 thousand dollars a year ago, and $4.9 million dollars last quarter. After three consecutive quarters of year-over-year improvement, this quarter's set back was attributed to the higher cost of copper, production inefficiencies associated with our Juarez, Mexico facility and a product warranty issue. As in the Compressor Group, the Electrical Components Group has also recently implemented price increases to combat higher input costs.

     Looking at the rest of 2006 for the Electrical Components business, we are still expecting our margin improvement activities to benefit future results. For example, during this quarter, we completed the move of certain production capabilities from Australia to Thailand. However, as with the Compressor Group, higher copper prices represent a significant headwind and year-over-year improvements will depend on the relationship between the cost of copper and the extent to which any pricing relief can be obtained. At a minimum, we do expect quarterly results to be better than those of the second quarter 2006, again, subject to the same copper/pricing caveat.

     Now for the Engine & Power Train Group - Sales in this group were down $7.2 million dollars or 9% compared to prior year's second quarter. The decrease was mostly attributable to the absence of sales into Europe from the Company's former Italian subsidiary. The Company does expect to recapture some of these European volumes in the future as our non-European operations get product configured for the European market. Lawn transmission sales were also a factor in the decline. On a much more positive note, unit volumes in the U.S. were actually up by 11% for the quarter and year-to-date, reflecting the placement of our engines on several more sku's in multiple product categories.

     The Group's operating results improved by $4.3 million dollars or 28% in comparison to the prior year's second quarter. Excluding fees recognized in the quarter for AlixPartners' services, results improved by approximately 54%. While there are several factors that explain the net change, in total, our restructuring actions are the primary source of the improvement and

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we expect results to continue to improve at an accelerated rate in the remainder of the year. During the quarter, the Company also recognized further impairment and other charges as more consolidation activity was completed within this Group.

     With respect to Pumps - the previously announced sale of Little Giant was completed, resulting in a pre-tax gain of $69.5 million dollars. With the sale of Little Giant, we will no longer be reporting a Pump segment.

     Having covered the basic results of the groups, I would like to take a moment to address our liquidity and other matters. It hasn't escaped our attention that there have been rumors circulating about the Company, partly fueled by an analyst's report discussing the future sourcing of engines by one of our larger customers to a Chinese source backed by Yamaha.

     Our customer has told us that this report was not accurate. We believe the relationship between Tecumseh and our customer has been a commercially good one and we expect it to continue and are in the midst of negotiating a new three-year agreement.

     With respect to our debt covenants, we came close this quarter on our EBITDA covenant, mostly due to an expected accrual reversal that was budgeted, but at the end of the day was not recognized. It relates to accrued social taxes in Brazil that were ruled unconstitutional by their Supreme Court, but due to accounting rules, not yet eligible for reversal. Had the reversal occurred within the budgeted time frame, then we would have exceeded the minimum EBITDA covenant by some 27%. Since there is little doubt that we will be relieved of paying this tax, this item amounts to a timing difference. To the extent that we may need covenant relief in the future, we believe we have the support of our lenders, particularly since improvements in our Engine & Power Train Group are progressing as planned.

     In conclusion, we remain highly committed to executing the plans that will yield improved results. These plans are being executed and are producing favorable results; however, I will caution that the conditions that we face with commodity costs, particularly copper, and currency are highly challenging and our future results and continued improvement depends on future movements in these items and our ability to obtain pricing relief, if necessary.

     That concludes my prepared comments, Lisa. I am now pleased to take your questions.